Exhibit 11A

                        GATX CORPORATION AND SUBSIDIARIES


            COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK

                      In Millions, Except Per Share Amounts



                                                         Three Months Ended
                                                               March 31
                                                         ------------------
                                                           1998     1997
                                                         -------    -------


Average number of shares of common stock outstanding      24.5       20.3


Net income .........................................   $  37.4    $  31.2

Deduct - Dividends paid and accrued on
         preferred stock ...........................       --         3.3
                                                         -----      -----

Net income, as adjusted ............................   $  37.4    $  27.9
                                                       =======    =======

Basic net income per share .........................   $   1.52   $   1.37
                                                       ========   ========





Note: 1997 amounts have been restated to reflect Financial Accounting Standards Board Statement No. 128 (FAS 128), Earnings Per Share, which was required to be adopted on December 31, 1997.